UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cott Corporation

(Exact Name of Registrant as Specified in Its Charter)

Canada	None
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6525 Viscount Road
Mississauga, Ontario, Canada	L4V 1H6
5519 West Idlewild Avenue
Tampa, Florida, United States	33634
(Address of principal executive offices)	(Zip Code)

Cott Corporation Executive Investment Share Purchase Plan (2008 Restatement)

(Full Title of the Plan)

Matthew A. Kane, Jr.

Vice President, General Counsel and Secretary

5519 West Idlewild Avenue, Suite 100

Tampa, Florida, 33634

(Name and Address of Agent for Service)

(813) 313-1724

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

H. John Michel, Jr.

Drinker Biddle & Reath LLP

One Logan Square

18th and Cherry Streets

Philadelphia, Pennsylvania 19103

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, no par value	(2)	(2)	$8,000,000	$315

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	Pursuant to Rule 457(o), the maximum aggregate offering price of the common shares and plan interests offered hereunder will be $8,000,000. The number of shares and the offering price per share cannot be determined at this time.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this registration statement as required by Rule 428(b). Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II below, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007, filed with the Securities and Exchange Commission on March 11, 2008.

2.	The portions of the Registrant’s definitive Proxy Statement for the Annual Meeting of Shareholders held on April 17, 2008 that have been incorporated by reference into the Form 10-K;

3.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2007, filed with the Securities and Exchange Commission on May 13, 2007.

4.	The Registrant’s Current Reports on Form 8-K, filed with the Securities and Exchange Commission on January 8, February 4, February 13 (as amended by the Form 8-K/A filed on February 14), February 28, March 12, March 27, April 4 (as amended by the Form 8-K/A filed on April 10), April 15, April 25, and June 19, 2008.

5.	The description of the Registrant’s capital stock contained in the Registrant’s Registration Statements pursuant to Section 12 of the Exchange Act and any amendments or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 6.	Indemnification of Directors and Officers.

The corporation laws of Canada and the by-laws of Cott Corporation include provisions designed to provide for the indemnity of the corporation’s officers and directors against certain liabilities. These provisions are designed to encourage qualified individuals to serve as officers and directors of Cott Corporation.

Under the Canada Business Corporations Act (the “CBCA”), a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

The CBCA permits indemnification and monetary advances only if the indemnifiable person acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing the individual’s conduct was lawful. An indemnifiable person is entitled to the indemnity if, in addition to the foregoing, such indemnifiable person was not adjudged by a court or other competent authority to have committed any fault or omitted to do anything that the indemnifiable person ought to have done. With the approval of the court, a corporation may also indemnify an indemnifiable person in respect of an action by or on behalf of the corporation, or other entity, to which the indemnifiable person is made a party because of the indemnifiable person’s association with the corporation or other entity.

Sections 7.02 to 7.04 of Cott Corporation’s by-laws provide, without in any manner derogating from or limiting the mandatory provisions of the CBCA but subject to the conditions contained therein, for the indemnity of Cott Corporation’s directors or officers, former directors or officers, or a person who acts or acted at Cott Corporation’s request as a director or officer or in a similar capacity of another entity substantially in accordance with the provisions set out in the CBCA.

Section 7.05 of the corporation’s by-laws states that subject to the limitations contained in the CBCA, Cott Corporation may purchase and maintain insurance for the benefit of its directors and officers as such, as the board may from time to time determine.

In addition, Cott Corporation has entered into indemnification agreements with certain directors and officers which embody, in all material respects, the indemnity provisions contained in the CBCA and Cott Corporation’s by-laws and subject to the limitations contained therein.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Cott Corporation Executive Investment Share Purchase Plan (2008 Restatement) (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

24.1	Power of Attorney (included in the signature pages of this Registration Statement).

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on June 17, 2008.

COTT CORPORATION

/s/ Matthew A. Kane, Jr.
By:	Matthew A. Kane, Jr.
Title:	Vice President, General Counsel and Secretary

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors and officers of Cott Corporation hereby severally constitutes and appoints Juan R. Figuereo and Matthew A. Kane, Jr., and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution for him in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ David T. Gibbons	Date: June 17, 2008	/s/ Juan Figuereo	Date: June 17, 2008
David T. Gibbons		Juan Figuereo
Interim Chief Executive Officer		Chief Financial Officer
(Principal Executive Officer)		(Principal Financial Officer)

/s/ Gregory Leiter	Date: June 17, 2008	/s/ Philip B. Livingston	Date: June 17, 2008
Gregory Leiter		Philip B. Livingston
Senior Vice President, Controller, and Assistant Secretary		Director
(Principal Accounting Officer)

/s/ Betty Jane Hess	Date: June 17, 2008	/s/ Graham Savage	Date: June 17, 2008
Betty Jane Hess		Graham Savage
Director		Director

/s/ George A. Burnett	Date: June 17, 2008	/s/ Andrew Prozes	Date: June 17, 2008
George A. Burnett		Andrew Prozes
Director		Director

	Date:	/s/ Donald G. Watt	Date: June 17, 2008
Serge Gouin		Donald G. Watt
Director		Director

/s/ Stephen H. Halperin	Date: June 17, 2008	/s/ Frank E. Weise, III	Date: June 17, 2008
Stephen H. Halperin		Frank E. Weise, III
Director		Chairman, Director

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on June 17, 2008.

COTT CORPORATION EXECUTIVE INVESTMENT SHARE PURCHASE PLAN (2008 RESTATEMENT)

Cott Corporation

/s/ Abilio Gonzalez
By:	Abilio Gonzalez
Title:	Chief People Officer

EXHIBIT INDEX

Exhibit Number	Description
4.1	Cott Corporation Executive Investment Share Purchase Plan (2008 Restatement) (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

24.1	Power of Attorney (included in the signature pages of this Registration Statement).